Exhibit 99.1

hhgregg Receives Continued Listing Criteria Notice from NYSE

INDIANAPOLIS, February 3, 2017 - hhgregg, Inc. (NYSE: HGG) (“hhgregg” or the “Company”) today announced that on January 31, 2017 it was informed orally by the staff of the New York Stock Exchange (the “NYSE”) that the Company was not in compliance with Rule 802.01B and, by the next trading day, would not be in compliance with Rule 802.01C of the NYSE’s Listed Company Manual. On February 2, 2017, the Company received written notification from the NYSE (the “NYSE Letter”) confirming that the Company is not in compliance with Rule 802.01B and Rule 802.01C of the NYSE’s Listed Company Manual.

The Company is not in compliance with Rule 802.01B, which is a continued listing criteria, because its average global market capitalization over a consecutive 30 trading-day period was less than $50,000,000 and, at the same time, its stockholders’ equity was less than $50,000,000. In accordance with Rule 802.02 of the NYSE’s Listed Company Manual, the Company intends to contact the NYSE, within ten days after receipt of the NYSE Letter, to confirm receipt of the NYSE Letter and to inform the NYSE that it intends to submit to the NYSE a plan stating the actions that the Company has taken, or will take, to bring it into conformity with Rule 802.01B within 18 months of receipt of the NYSE Letter. The Company’s plan must be submitted to the Listings Operations Committee of the NYSE within 45 days after receipt of the NYSE Letter. The Listings Operations Committee of the NYSE has up to 45 days to review the plan. If the Listings Operations Committee of the NYSE accepts the plan, then the Company will be subject to review on a quarterly basis for compliance with the plan, and the Company’s common stock will continue to trade on the NYSE during the 18 month period, subject to the Company’s compliance with other NYSE continued listing requirements. The Company must demonstrate compliance with Rule 802.01B during the 18-month period or the NYSE will subject it to the suspension and delisting procedures at the end of that period. If the Listings Operations Committee of the NYSE does not accept the Company’s plan, then the Company will be subject to the suspension and delisting procedures of the NYSE.

The Company is not in compliance with Rule 802.01C, which is also a continued listing criteria, because the average closing price of the Company’s common stock as reported on the consolidated tape was less than $1.00 over a consecutive 30 trading-day period. In accordance with Rule 802.01C, the Company intends to notify the NYSE, within ten days after receipt of the NYSE Letter, of its intent to cure this deficiency. The Company has six months from the date of the NYSE Letter to regain compliance with Rule 802.01C by having a closing stock price of at least $1.00 on the last trading day of any calendar month during the six month period and an average closing stock price of at least $1.00 over the 30 trading-day period end on the last trading day of that same month, or by meeting both of those conditions as of the last trading day of the six month period. If the Company’s stock price does not meet these requirements during the six month period, then the Company will be subject to the suspension and delisting procedures of the NYSE. The NYSE can also take action to delist the Company’s common stock if the Company’s common stock trades at levels that the NYSE deems to be abnormally low. During the six month period, the Company’s common stock will continue to trade on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements.

The receipt of the NYSE Letter does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements.

About hhgregg

hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 220 stores in 19 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Forward Looking Statements

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including with respect to hhgregg’s intentions and plans to regain compliance with the continued listing criteria of the NYSE. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute the Company's strategies and initiatives, particularly in returning the Company to profitable growth; the Company's ability to increase customer traffic and conversion; competition in the retail industry; the Company's ability to maintain a positive brand perception and recognition; the Company's ability to attract and retain qualified personnel; the Company's ability to maintain the security of customer, associate and Company information; rules, regulations, contractual obligations, compliance requirements and fees associated with accepting a variety of payment methods; the Company's ability to effectively achieve cost cutting initiatives; the Company's ability to generate strong cash flows to support its operating activities; the Company's relationships and operations of its key suppliers; the Company's ability to generate sufficient cash flows to recover the fair value of long-lived assets; the Company's ability to maintain and upgrade its information technology systems; the fluctuation of the Company's comparable store sales; the effect of general and regional economic and employment conditions on the Company's net sales; the Company's ability to meet financial performance guidance; disruption in the Company's supply chain; changes in trade regulation, currency fluctuations and prevailing interest rates; and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for fiscal year 2016 filed May 19, 2016 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 filed on January 26, 2017. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Lance Peterson, Vice President, Finance and Planning
investorrelations@hhgregg.com
(317) 848-8710